UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):    May 2, 2005

    Roberts Realty Investors, Inc.
(Exact Name of Registrant as Specified in Its Charter)

    Georgia
(State or Other Jurisdiction of Incorporation)

001-13183	58-2122873
(Commission File Number)	(IRS Employer Identification No.)

450 Northridge Dunwoody, Suite 302, Atlanta, Georgia (Address of Principal Executive Offices)	30350 (Zip Code)

    (770) 394-6000
(Registrant's Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

        Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

        |_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

        |_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

        |_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

        |_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

Roberts Realty Investors, Inc., the registrant, conducts its business through Roberts Properties Residential, L.P. (the “operating partnership”), which owns all of Roberts Realty’s properties. Roberts Realty owns a 73.8% interest in the operating partnership and is its sole general partner. On May 2, 2005, the operating partnership entered into a sales contract to sell its 319-unit Ballantyne Place apartment community located in Charlotte, North Carolina to Post Apartment Homes, L.P., a subsidiary of Post Properties, Inc. for $37,250,000. The buyer will also pay an additional $690,000 to reimburse the operating partnership for a loan commitment fee it previously paid to the Federal Home Loan Mortgage Corporation (Freddie Mac) for a new loan to be secured by the community. (The new loan will not be funded because the buyer is paying all cash for the property.) The combined sales price and loan commitment fee reimbursement to be paid totals $37,940,000 or $118,934 per apartment unit.

On May 3, 2005, the buyer paid a $1,000,000 deposit into escrow. Under the sales contract, the closing is scheduled to occur on or before June 7, 2005. At closing, the buyer will receive a $190,000 credit against the purchase price to finish any uncompleted construction at the community, including construction of a monument sign, clubhouse furniture and design, and construction of a fountain. In exchange for a $250,000 price concession in arriving at the final sale price, the buyer agreed to accept only limited representations and warranties. Except for those limited representations, the registrant made no representation or warranty with respect to the physical nature or construction of the community.

The buyer has obtained a title examination and survey and has the right to update the title examination and survey until closing. The buyer will have the right to terminate the contract and receive the deposit if any update to its title examination or survey discloses any new title exceptions or survey matters that the registrant does not cure by closing. The buyer can also terminate the contract and receive the deposit if there is $1,000,000 or more of damage to the community by fire or other casualty or if a material portion of the community is taken by condemnation or eminent domain. Except as described in this paragraph, the buyer has no other right to terminate the contract. If the buyer fails to close the purchase as provided in the contract when it has no right to terminate the contract as described in this paragraph, the registrant’s sole remedy will be to receive the deposit as liquidated damages from the escrow agent.

The foregoing description of the material terms of the sales contract is subject to the full text of the document filed as Exhibit 10.1, which is incorporated into this Item 1.01 by this reference.

Item  8.01 Other Events.

Roberts Realty intends to redeploy the sales proceeds either into the acquisition of new properties in Atlanta or south Florida as part of a Section 1031 tax-deferred exchange or into working capital to fund its Atlanta development and construction program. Roberts Realty currently has 868 units in various phases of development in Atlanta, consisting of 220 apartment homes on Northridge Parkway, 292 apartment homes on Peachtree Parkway, and 236 apartment homes and 120 condominiums on Peachtree Dunwoody Road. The registrant believes it will create greater shareholder value and produce a higher return on its invested equity by acquiring new properties in Atlanta or south Florida, as it has in the past, and continuing its Atlanta development and construction program. At the closing, the registrant will repay the $23,000,000 mortgage debt secured by the community out of the sale proceeds.

Roberts Realty has generated negative operating cash flow as a result of selling seven appreciated communities totaling 1,479 units in 2003 and 2004 while making distributions to shareholders of $5.05 per share. Roberts Realty expects the negative operating cash flow to continue through the end of 2006 and until its assets under development are constructed and leased. As a result, the registrant does not intend to pay distributions to shareholders in 2005 or 2006. The two previous sentences are forward-looking statements within the meaning of the securities laws. Although Roberts Realty believes the expectations reflected in the forward-looking statements are based on reasonable assumptions, Roberts Realty’s actual results could differ materially from those anticipated. Certain factors that might cause such a difference include, but are not limited to, the following: rental rates may continue to be adversely affected by local economic and market conditions in Atlanta; construction costs of a new community may exceed original estimates; construction and lease-up of Roberts Realty’s new properties in Atlanta may not be completed on schedule; financing for future development and construction may not be available or, if available, may not be on favorable terms; and Roberts Realty may be required to make distributions to maintain its status as a REIT for federal income tax purposes. For more information about some of these risks and uncertainties, please see the section in Roberts Realty’s most recent annual report on Form 10-K entitled Management’s Discussion and Analysis of Financial Condition and Results of Operations – Disclosure Regarding Forward-Looking Statements.

Item 9.01.  Financial Statements and Exhibits.

Exhibit No.      Exhibit

10.1                  Sales Contract dated May 2, 2005 between Roberts Properties Residential, L.P. and Post Apartment Homes, L.P.

99.1                  Press Release dated May 5, 2005 regarding the registrant's agreement to sell the Ballantyne Place apartment community.

Signatures

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be filed on its behalf by the undersigned hereunto duly authorized.

ROBERTS REALTY INVESTORS, INC.

Dated: May 5, 2005	By: /s/ Greg M. Burnett Greg M. Burnett Chief Financial Officer

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